Exhibit 99.1

SOURCE: India Globalization Capital, Inc.

 February 6, 2013

India Globalization Capital Announces the Delisting of its Units from NYSE MKT

BETHESDA, MD--(GlobeNewswire – February 6, 2013) – India Globalization Capital, Inc. (NYSE MKT: IGC) (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India and China, today announced it intends to voluntarily delist its Units, which are currently trading under the symbol IGC.U (CUSIP number 45408X209 ), from the NYSE MKT (the "Exchange").

The number of Unit holders is less than a hundred and it barely trades. After a review of the expense of maintaining the Units listed, the Board of Directors of the Company determined that it is in the best interests of IGC to voluntarily delist its Units from NYSE MKT. The Company formally notified NYSE MKT on February 5, 2013 of the Company's intention to file a Form 25 - Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, with the SEC on or about February 15, 2013.  The Company expects that the delisting will take effect on or about February 26, 2013. The Company does not intend to re-list its Units on another securities exchange.

Each Unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants are currently listed and trade under the symbols IGC and IGC.WT, respectively. Holders of the Units may contact the Company in order to separate the Units into common stock and warrants at any time including after the Units are delisted from the Exchange.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital, Inc. (IGC) is a materials and infrastructure company operating in India and China.  We currently supply Iron ore to Steel Companies operating in China.  For more information about IGC, please visit IGC's Web site at www.indiaglobalcap.com. For information about Ironman, please visit www.hfironman.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws.  Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," “post”, "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," “confident” or "continue" or the negative of those terms.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict.  Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our competitive environment, infrastructure demands, Iron ore availability and governmental, regulatory, political, economic, legal and social conditions in China and India.

The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in IGC's Schedule 14A, Form 10-K for FYE 2012, Form 10-Q for the quarter ended September 30, 2012, Form S-3, and the Post-effective Amendment No. 1 on Form S-3 to Form S-1 filed with the Securities and Exchange Commission on December 9, 2011, July 16, 2012, November 14, 2012, December 14, 2012, and December 26, 2012 respectively.

Investors Contact Information
Claudia Grimaldi
301-983-0998